Exhibit 99.1

GFI Group Inc. Announces Third Quarter 2005 Results

•                  GAAP Revenues Rise to $130.7 Million; Non-GAAP Revenues to $131.5 Million

•                  GAAP Net Income Increases to $10.8 Million; Non-GAAP Net Income to $12.0 Million

•                  GAAP Diluted EPS is $0.39; Non-GAAP Diluted EPS is $0.43

New York, November 3, 2005 – GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data and analytical software provider for global cash and derivative markets, today announced financial results for the third quarter and nine months ended September 30, 2005.

Highlights

•                  Total revenues for the 2005 third quarter were $130.7 million, an increase of 31% over the third quarter of 2004.  Excluding the effect of the foreign exchange collars as discussed below, total non-GAAP revenues for the third quarter were $131.5 million, an increase of 32% over the third quarter of 2004.

•                  This increase in revenues reflected higher revenues from brokerage transactions, which increased 33% from the 2004 third quarter, with strong growth in all product categories.

•                  Each of the Company’s three geographic regions showed strong revenue growth over the third quarter of 2004, with brokerage revenues in the Asia Pacific region nearly doubling.

•                  A major factor in the Company’s performance was the continued increase in the number of its brokerage personnel, which reached a total of 664 at September 30, 2005. That represents a net increase of 155 brokerage employees from the end of the third quarter of 2004, 35 more than the second quarter of 2005 and an addition of 104 since the beginning of the year.

•                  Compensation and employee benefit expense as a percentage of total GAAP revenues for the third quarter of 2005 was 62.3% (61.9% as a percentage of non-GAAP revenues) compared with 62.2% for the third quarter of 2004.

•                  For the third quarter of 2005, GAAP net income rose 38% to $10.8 million, or $0.39 per diluted share, compared with the third quarter of 2004.  Non-GAAP net income rose 49% to $12.0 million, or $0.43 per diluted share, compared with the third quarter of 2004.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “We exceeded our baseline revenue growth objective of 20% in the third quarter, despite the usual seasonal slowdown in the second half of the year, because of several factors. These included strong year over year and sequential growth in equity products as a result of brokerage personnel hires on our institutional equities desk in the U.S. and our focus on increasing our existing equity derivatives business.  Our credit derivatives business also continued to show solid growth over last year, although revenues from credit derivatives were lower than in the second quarter, during which there were pronounced volatility spikes in several sectors and wider credit spreads. Revenues from financial products were above last quarter and substantially ahead of last year because of extensive brokerage staff additions to our financial desks, especially in Asia Pacific, a region we continue to invest in.  Our revenues from commodity products also demonstrated strong sequential and year over year growth in the third quarter.  Revenues from commodity products included the initial contribution of Starsupply Petroleum, an accretive and timely acquisition in a period of pronounced volatility in certain global energy markets.

“Based on our continued success in adding highly qualified brokerage staff globally and looking at current market conditions, we expect the pace of year over year revenue growth in the fourth quarter of 2005 to be similar to that which we achieved in the third quarter.”

Revenues

For the third quarter of 2005, GFI reported total revenues of $130.7 million, an increase of 31%, compared with $99.8 million in the third quarter of 2004. Excluding the $0.8 million of other loss due to the foreign exchange collars as described below under “Non-GAAP Financial Measures,” total third quarter 2005 non-GAAP revenues increased 32% over the third quarter of 2004 to $131.5 million.

Contributing to the total revenue growth compared with the 2004 third quarter were increases in each of the Company’s brokerage product categories, with revenues for credit products up 22%, financial products up 51%, equity products up 39% and commodity products up 33%.  Third quarter 2005 commodity product revenues included an initial contribution from the acquisition of substantially all of the operating assets of Starsupply Petroleum on September 15, 2005.  Revenues from analytics and data products in the 2005 third quarter were $3.9 million, a 6% increase from the corresponding period of 2004.

By geographic region, third quarter 2005 brokerage revenues increased 46% in the U.S., 13% in the U.K. and 92% in Asia Pacific over the third quarter of 2004.

Expenses

For the third quarter of 2005, compensation and employee benefit expense was $81.5 million, a 31% increase from the third quarter of 2004.  The increase was primarily attributable to the higher number of brokerage personnel as compared to the corresponding period in 2004 and an increase in performance related brokerage bonuses.  Total compensation and employee benefit expense for the third quarter of 2005 was 62.3% of GAAP total revenues and 61.9% of non-GAAP total revenues.  This compares with 62.2% for the third quarter of 2004.

On a GAAP basis, all other expenses were $29.9 million, an increase of $5.3 million or 21% from the third quarter of 2004.  As described below under “Non-GAAP Financial Measures”, this included $0.8 million in duplicate rent related to the Company’s previously announced relocation to larger premises in London.  The relocation is currently underway.  Excluding this item, all other non-GAAP expenses for the third quarter of 2005 were $29.1 million, or 22.1% of non-GAAP total revenues, compared with 24.3% for the 2004 third quarter.

Earnings

For the third quarter of 2005, GFI reported net income of $10.8 million, or $0.39 per diluted share compared with $7.9 million or $0.32 per diluted share in the same quarter of the prior year.  Excluding all non-operating or non-recurring items as summarized below under “Non-GAAP Financial Measures”, GFI’s third quarter 2005 non-GAAP net income was $12.0 million or $0.43 per diluted share compared with non-GAAP net income of $8.1 million or $0.33 per diluted share in the third quarter of 2004.

Nine Month Results

For the nine months ended September 30, 2005, GFI’s total revenues were $393.3 million and net income was $36.7 million or $1.34 per diluted share under GAAP.  This compares with total revenues of $279.9 million and net income of $19.8 million or $0.81 reported under GAAP for the same period of

2004.  Excluding non-operating or non-recurring items, non-GAAP total revenues for the nine months of 2005 were $386.6 million and non-GAAP net income was $36.4 million or $1.33 per diluted share.  This compares with non-GAAP total revenues of $279.9 million and net income of $20.0 million or $0.82 per diluted share for the nine months of 2004.

Non-GAAP Financial Measures

To supplement GFI’s consolidated financial statements presented in accordance with GAAP for the third quarter and nine months ended September 30 of 2005 and 2004, GFI used non-GAAP financial measures of revenues, expenses, net income and earnings per share, which were adjusted to exclude certain non-operating or non-recurring items. These non-GAAP measures supplement the presentation of GFI’s GAAP financial results and are provided because GFI’s management believes the exclusion of these items provides investors with meaningful supplemental information regarding GFI’s core operating results and a consistent basis for comparison between the periods presented. In the third quarter of 2005, the difference between GAAP and non-GAAP revenues was $0.8 million and the difference between GAAP and non-GAAP net income was $1.2 million. For the nine months of 2005, the difference between GAAP and non-GAAP revenues was ($6.7) million and the difference between GAAP and non-GAAP net income was ($0.3) million.

The difference between GAAP and non-GAAP amounts for the third quarter of 2005 was the exclusion for non-GAAP purposes of:

•                  A $0.8 million loss reclassified from accumulated other comprehensive loss into other income due to the foreign exchange collars described below.

•                  $0.8 million in duplicate rent related to the Company’s previously announced relocation to larger premises in London.

•                  The effect of excluding these items would increase the Company’s income tax expense by $0.5 million.

The difference between non-GAAP and GAAP amounts for the nine months of 2005 was the exclusion for non-GAAP purposes of:

•                  Other income of $6.7 million from foreign exchange collars. In the first quarter of 2005, GFI discontinued hedge accounting for a foreign exchange collar because the rates on the contract were renegotiated, resulting in a termination of the contract and the execution of a new contract. The new contract did not qualify for hedge accounting, resulting in all unrealized gains and losses on the contract being recorded directly to earnings. The new contract was settled on June 30, 2005 for a net realized gain of $1.1 million. Unrealized losses on the original contract will remain in accumulated other comprehensive loss on the balance sheet and will be reclassified into earnings over the term of the original contract. In the nine months of 2005, a net gain of $6.7 million was recognized comprised of $8.4 million of gains on the new contract, net of $1.7 million reclassified from accumulated other comprehensive loss into earnings on the original contract. At September 30, 2005, there was $5.4 million before tax ($3.8 million after-tax) remaining in accumulated other comprehensive loss that will be recorded in earnings over the next five quarters.

•                  A $3.2 million charge in connection with newly-hired brokerage personnel to buy-out their existing employment contracts with their former employer.

•                  Items related to the termination of the lease for GFI’s primary London premises and relocation to larger premises:

—      A $2.3 million reduction in lease termination liability.  It is anticipated that GFI will cease using this space in the fourth quarter of 2005 and will accrue approximately $1.5 million for the remaining rent and related charges on the lease at that time.

—      A $1.1 million expense for accelerated depreciation for assets to be abandoned in connection with the termination of the leases for GFI’s primary London offices.

—      A $1.7 million expense for duplicate rent, representing the rent and related charges on the new London office space, which GFI has begun occupying in the fourth quarter of 2005.

•                  $2.0 million non-cash charge associated with the revaluation to fair value of GFI’s purchase obligation for the remaining minority interest in Fenics Ltd.

•                  $0.8 million in a non-cash equity compensation charge for the fair value of stock options vested at the completion of GFI’s initial public offering in January 2005.

•                  The effect of excluding the preceding items would increase the Company’s income tax expense by $0.1 million.

The difference between non-GAAP and GAAP amounts for the third quarter and first nine months of 2004 was the exclusion for non-GAAP purposes of:

•                  $0.4 million non-cash charge associated with the revaluation to fair value of GFI’s purchase obligation for the remaining minority interest in Fenics Ltd.

•                  The effect of excluding this item would increase the Company’s income tax expense by $0.2 million.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (ET) on Friday, November 4, 2005 to review its third quarter 2005 financial results and business outlook. Those wishing to listen to the live conference via telephone should dial 617-786-4513 in North America and +44-207-365-8426 in Europe and ask for the “GFI Group” conference call.  A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,000 people with additional offices in Englewood, NJ, London, Hong Kong, Tokyo, Singapore and Sydney. GFI provides services and products to over 1,300 institutional clients, including leading investment and commercial banks, corporations, insurance companies and large hedge funds. Its brands include GFI, Starsupply®, GFInet® and FENICS®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Media Contact:

GFI Group Inc.

Alan Bright

Public Relations Manager

011-44-20-7877-8049

alan.bright@gfigroup.co.uk

- FINANCIAL TABLES FOLLOW -

GFI Group Inc. and Subsidiaries

Consolidated Statement of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
REVENUES:
Brokerage revenues:
Agency commissions	$89,675	$69,705	$278,433	$188,673
Principal transactions	36,304	24,977	91,982	75,712
Total brokerage revenues	125,979	94,682	370,415	264,385
Analytics and market data	3,894	3,664	14,006	12,349
Interest income	1,236	356	3,179	802
Other income	(420)	1,077	5,705	2,386
Total revenues	130,689	99,779	393,305	279,922

EXPENSES:
Compensation and employee benefits	81,461	62,062	237,833	175,623
Communications and quotes	6,656	5,196	18,795	15,195
Travel and promotion	5,833	4,382	17,634	13,260
Rent and occupancy	4,662	2,861	12,003	8,190
Depreciation and amortization	3,434	3,411	11,126	9,796
Professional fees	2,797	2,848	8,193	6,792
Clearing fees	3,480	2,743	9,825	6,193
Interest	778	838	2,619	2,083
Other expenses	2,217	2,299	12,036	7,010
Lease termination costs to affiliate	—	—	(2,266)	—
Total expenses	111,318	86,640	327,798	244,142

INCOME BEFORE PROVISION FOR INCOME TAXES	19,371	13,139	65,507	35,780

PROVISION FOR INCOME TAX	8,523	5,266	28,823	16,014

NET INCOME	$10,848	$7,873	$36,684	$19,766

Basic earnings per share - Class A and Class B common stock	$0.40	$0.35	$1.39	$0.87
Diluted earnings per share	$0.39	$0.32	$1.34	$0.81

Weighted average shares outstanding - basic:
Class A common stock	—	5,893,846	647,676	5,893,846
Class B common stock (1)	27,177,546	10,155,809	25,085,118	10,155,809

Weighted average shares outstanding - diluted	28,105,318	24,367,224	27,373,647	24,296,574

(1) Class B common stock was renamed Common Stock in January 2005

GFI Group Inc. and Subsidiaries

Consolidated Statement of Operations

As a Percentage of Total Revenues

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

REVENUES:
Brokerage revenues:
Agency commissions	68.6%	69.9%	70.8%	67.4%
Principal transactions	27.8%	25.0%	23.4%	27.0%
Total brokerage revenues	96.4%	94.9%	94.2%	94.4%
Analytics and market data	3.0%	3.6%	3.6%	4.4%
Interest income	0.9%	0.4%	0.8%	0.3%
Other income	-0.3%	1.1%	1.4%	0.9%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	62.3%	62.2%	60.5%	62.8%
Communications and quotes	5.1%	5.2%	4.8%	5.4%
Travel and promotion	4.5%	4.4%	4.5%	4.7%
Rent and occupancy	3.6%	2.9%	3.0%	2.9%
Depreciation and amortization	2.6%	3.4%	2.8%	3.5%
Professional fees	2.1%	2.9%	2.1%	2.4%
Clearing fees	2.7%	2.7%	2.5%	2.2%
Interest	0.6%	0.8%	0.7%	0.8%
Other expenses	1.7%	2.3%	3.0%	2.5%
Lease termination costs to affiliate	0.0%	0.0%	-0.6%	0.0%
Total expenses	85.2%	86.8%	83.3%	87.2%

INCOME BEFORE PROVISION FOR INCOME TAXES	14.8%	13.2%	16.7%	12.8%

PROVISION FOR INCOME TAX	6.5%	5.3%	7.4%	5.7%

NET INCOME	8.3%	7.9%	9.3%	7.1%

GFI Group Inc. and Subsidiaries

Selected Financial and Statistical Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Brokerage Revenues by Product Categories:
Credit	$51,472	$42,315	$163,874	$116,785
Financial	30,804	20,377	86,924	59,839
Equity	25,993	18,656	68,864	49,720
Commodity	17,710	13,334	50,753	38,041

Total brokerage revenues	$125,979	$94,682	370,415	$264,385

Brokerage Revenues by Geographic Region:
U.S.	$65,845	$45,150	185,574	$120,848
U.K.	49,574	44,025	156,565	128,087
Asia-Pacific	10,560	5,507	28,276	15,450

Total brokerage revenues	$125,979	$94,682	$370,415	$264,385

	September 30,	December 31,
	2005	2004

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$126,375	$105,161
Total assets (1)	707,269	640,223
Total debt, including current portion	13,358	58,841
Redeemable convertible preferred stock	—	30,043
Stockholders’ equity	214,812	53,369

Selected Statistical Data:
Brokerage personnel headcount (2)	664	560
Employees	1,003	868
Number of brokerage desks (3)	143	101
Broker productivity for the quarter (4)	$194	$181

(1)                    Total assets include receivables from brokers, dealers and clearing organizations of $396.3 million and $408.2 million at September 30, 2005 and December 31, 2004, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)                    Brokerage personnel headcount includes brokers, trainees and clerks.

(3)                    A brokerage desk is defined as one or more individual brokers working together at a single location that provide brokerage services with respect to one or more specific financial instruments. Brokerage desks in different locations are considered separate desks even if they focus on the same financial instrument.

(4)                    Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

GAAP revenues	$130,689	$99,779	$393,305	$279,922
Hedge contracts (a)	825	—	(6,727)	—
Non-GAAP revenues	131,514	99,779	386,578	279,922

GAAP expenses	111,318	86,640	327,798	244,142
Non-operating adjustments:
Fenics Purchase Obligation	—	(355)	(2,030)	(427)
Equity compensation	—	—	(756)	—
Accelerated depreciation	—	—	(1,095)	—
Lease termination to affiliate	—	—	2,266	—
Duplicate rent	(845)	—	(1,732)	—
Buy-out of employment contracts	—	—	(3,241)	—
Total (b)	(845)	(355)	(6,588)	(427)
Non-GAAP operating expenses	110,473	86,285	321,210	243,715

GAAP income before income tax provision	19,371	13,139	65,507	35,780
Sum of reconciling items = (a) - (b)	1,670	355	(139)	427
Non-GAAP income before income tax provision	21,041	13,494	65,368	36,207

GAAP income tax provision	8,523	5,266	28,823	16,014
Income tax benefit on non- operating loss (c)	501	167	148	201
Non-GAAP income tax provision	9,024	5,433	28,971	16,215

GAAP net income	10,848	7,873	36,684	19,766
Sum of reconciling items = (a) - (b) - (c)	1,169	188	(287)	226
Non-GAAP net income	$12,017	$8,061	$36,397	$19,992

GAAP basic net income per share	$0.40	$0.35	$1.39	$0.87
Basic non-operating income per share	$0.04	$0.01	$(0.03)	$0.01
Non-GAAP basic net income per share	$0.44	$0.36	$1.36	$0.88

GAAP diluted net income per share	$0.39	$0.32	$1.34	$0.81
Diluted non-operating income per share	$0.04	$0.01	$(0.01)	$0.01
Non-GAAP diluted net income per share	$0.43	$0.33	$1.33	$0.82